Exhibit 99.1
_______________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS SECOND QUARTER EARNINGS

PROVIDES SECOND HALF AND UPDATED FISCAL 2024 GUIDANCE

Dublin, California, August 22, 2024 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended August 3, 2024 of $1.59 on net income of $527 million. These results compare to earnings per share of $1.32 on net income of $446 million for the 13 weeks ended July 29, 2023. Total sales for the 2024 second quarter increased 7% to $5.3 billion, up from $4.9 billion for the same period in 2023, with comparable store sales up 4% versus last year.

For the six months ended August 3, 2024, earnings per share were $3.05 on net income of $1.0 billion. These results compare to earnings per share of $2.41 on net earnings of $818 million in the first half of 2023. Sales for the first six months of 2024 grew to $10.1 billion, up from $9.4 billion in the prior year. Comparable store sales for the first half of 2024 were up 3%.

Barbara Rentler, Chief Executive Officer, commented, “Second quarter sales and earnings were above our expectations as our stronger value offerings resonated with our customers. Operating margin increased 115 basis points to 12.5% compared to the prior year period. Our improved profitability relative to last year benefited from higher sales, and lower distribution and incentive costs that were partially offset, as expected, by lower merchandise margins.”

During the second quarter of fiscal 2024, a total of 1.8 million shares of common stock were repurchased for an aggregate price of $262 million. As a result, the Company remains on track to buy back a total of $1.05 billion in common stock during fiscal 2024 under the Company’s two-year $2.1 billion authorization approved by its Board of Directors in March of this year.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Second Half and Updated Fiscal 2024 Guidance

Looking ahead, Ms. Rentler commented, “Our low-to-moderate income customers continue to face persistently high costs on necessities, pressuring their discretionary spending. In addition, our prior year sales comparisons become more challenging during the second half of the year amidst an external environment that is uncertain and volatile. As such, we continue to maintain a cautious approach to forecasting our sales.”

Ms. Rentler continued, “For both the third and fourth quarters, we are planning comparable sales growth of 2% to 3% on top of 5% and 7% gains, respectively, in 2023. If the second half of 2024 performs in line with these sales projections, earnings per share for the third quarter are projected to be $1.35 to $1.41 versus $1.33 last year and $1.60 to $1.67 for the fourth quarter, compared to $1.82 in 2023. This updated earnings guidance now reflects additional efficiencies we expect to achieve in the second half of 2024.”

Ms. Rentler added, “Based on our first half results and second half guidance, earnings per share for the 52 weeks ending February 1, 2025 are now planned to be in the range of $6.00 to $6.13 versus $5.56 last year. As a reminder, both the 2023 fourth quarter and full year results included an approximate $0.20 earnings per share benefit from the 53rd week.”

Ms. Rentler concluded, “Delivering the great values that our off-price customers have come to expect from us is more important than ever, especially given the continued pressures they face from the high costs on necessities. Thus, to maximize our prospects for ongoing market share gains, we will stay laser-focused on providing our shoppers the most quality branded bargains available in the marketplace.”

The Company will host a conference call on Thursday, August 22, 2024 at 4:15 p.m. Eastern time to provide additional details concerning its second quarter results and management’s outlook for the second half and fiscal year 2024. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13748197 until 8:00 p.m. Eastern time on August 29, 2024, as well as on the Company’s website.

Forward-Looking Statements:  This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions, and public health and public safety issues that affect consumer confidence, consumer disposable income, and shopping behavior, as well as our costs; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of confidential and valuable business information, such as customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned growth and market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; possible volatility in our revenues and earnings; a public health or public safety crisis, or a natural or man-made disaster in California or another region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including the Form 10-K for fiscal 2023 and fiscal 2024 Form 8-Ks and 10-Q on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,795 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 353 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
($000, except stores and per share data, unaudited)	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023

Sales	$5,287,519	$4,934,905	$10,145,586	$9,429,591

Costs and Expenses
Cost of goods sold	3,791,929	3,569,367	7,282,601	6,861,973
Selling, general and administrative	836,357	807,898	1,612,639	1,554,120
Interest income, net	(43,350)	(37,214)	(89,300)	(68,611)
Total costs and expenses	4,584,936	4,340,051	8,805,940	8,347,482

Earnings before taxes	702,583	594,854	1,339,646	1,082,109
Provision for taxes on earnings	175,435	148,535	324,508	264,599
Net earnings	$527,148	$446,319	$1,015,138	$817,510

Earnings per share
Basic	$1.60	$1.33	$3.07	$2.42
Diluted	$1.59	$1.32	$3.05	$2.41

Weighted-average shares outstanding (000)
Basic	329,392	336,231	330,325	337,140
Diluted	331,511	337,932	332,620	339,003

Store count at end of period	2,148	2,061	2,148	2,061

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 3, 2024	July 29, 2023
Assets

Current Assets
Cash and cash equivalents	$4,668,137	$4,583,606
Accounts receivable	181,918	175,410
Merchandise inventory	2,490,558	2,300,063
Prepaid expenses and other	254,370	214,673
Total current assets	7,594,983	7,273,752

Property and equipment, net	3,583,535	3,310,605
Operating lease assets	3,234,180	3,164,685
Other long-term assets	265,323	238,260
Total assets	$14,678,021	$13,987,302

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,217,227	$2,150,999
Accrued expenses and other	639,703	689,866
Current operating lease liabilities	691,036	668,028
Accrued payroll and benefits	353,980	435,300
Income taxes payable	23,266	25,449
Current portion of long-term debt	949,028	—
Total current liabilities	4,874,240	3,969,642

Long-term debt	1,513,826	2,458,615
Non-current operating lease liabilities	2,710,239	2,653,632
Other long-term liabilities	254,487	231,945
Deferred income taxes	194,697	218,726

Commitments and contingencies

Stockholders’ Equity	5,130,532	4,454,742
Total liabilities and stockholders’ equity	$14,678,021	$13,987,302

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 3, 2024	July 29, 2023
Cash Flows From Operating Activities
Net earnings	$1,015,138	$817,510
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	217,781	197,924
Stock-based compensation	78,468	72,492
Deferred income taxes	(1,541)	1,667
Change in assets and liabilities:
Merchandise inventory	(298,338)	(276,568)
Other current assets	(81,363)	(60,431)
Accounts payable	271,582	144,775
Other current liabilities	(197,585)	235,490
Income taxes	(46,708)	(24,152)
Operating lease assets and liabilities, net	6,962	5,172
Other long-term, net	(3,354)	2,402
Net cash provided by operating activities	961,042	1,116,281

Cash Flows From Investing Activities
Additions to property and equipment	(333,735)	(363,459)
Net cash used in investing activities	(333,735)	(363,459)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	12,418	12,358
Treasury stock purchased	(71,728)	(38,435)
Repurchase of common stock	(524,979)	(464,890)
Dividends paid	(245,751)	(228,799)
Net cash used in financing activities	(830,040)	(719,766)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(202,733)	33,056

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,935,441	4,612,241
End of period	$4,732,708	$4,645,297

Reconciliations:
Cash and cash equivalents	$4,668,137	$4,583,606
Restricted cash and cash equivalents included in prepaid expenses and other	14,851	12,955
Restricted cash and cash equivalents included in other long-term assets	49,720	48,736
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,732,708	$4,645,297

Supplemental Cash Flow Disclosures
Interest paid	$40,158	$40,158
Income taxes paid, net	$372,756	$287,084